Consent of Independent Auditors

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Unifi, Inc. of our report dated July 14, 1998, included in the 1998 Annual Report to Shareholders of Unifi, Inc.

Our audit also included the financial statement schedule of Unifi, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

In addition, we consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-23201) pertaining to the Unifi, Inc. 1982 Incentive Stock Option Plan and the 1987 Non-Qualified Stock Option Plan, and the Registration Statement (Form S-8 No. 33-53799) pertaining to the Unifi, Inc. 1992 Incentive Stock Option Plan and Unifi Spun Yarns, Inc. 1992 Employee Stock Option Plan, and Registration Statement (Form S-8 No. 333-35001) pertaining to the Unifi, Inc. 1996 Incentive Stock Option Plan and the Unifi, Inc. 1996 Non-Qualified Stock Option Plan of our report dated July 14, 1998, with respect to the consolidated financial statements and schedule of Unifi, Inc. incorporated herein by reference in this Annual Report (Form 10-K) for the year ended June 28, 1998.


                                              Ernst & Young LLP



Greensboro, North Carolina
September 25, 1998